Exhibit 99

HILLENBRAND INDUSTRIES

Press Release

HILLENBRAND INDUSTRIES COMPLETES ACQUISITION OF ADVANCED
RESPIRATORY, INC.
Acquisition Expands Hill-Rom Clinical Offerings

BATESVILLE, IND., OCTOBER 20, 2003 —Hillenbrand Industries Inc. (NYSE:HB), a leader in the health care and funeral services industries, announced today it completed its acquisition of Advanced Respiratory, Inc. (Advanced Respiratory).

The purchase price was $83 million, subject to certain adjustments, with additional payments not to exceed $20 million based on Advanced Respiratory achieving certain net revenue growth targets. The acquisition will be funded out of Hillenbrand’s cash on hand and is expected to be immediately accretive to Hillenbrand’s earnings.

Advanced Respiratory’s operations will reside in Hillenbrand’s health care subsidiary, Hill-Rom, as part of its newly formed Clinical Division, which focuses on providing non-invasive therapy products to acute, long-term and home healthcare customers. The combination is expected to expand and strengthen Hill-Rom’s clinical product and service offerings to customers, as it capitalizes on Advanced Respiratory’s unique product placement strategy, third-party billing competencies and clinical relationships.

Hillenbrand Industries Inc.

Hillenbrand Industries, Inc., headquartered in Batesville, Indiana, is a publicly traded holding company for three major wholly owned businesses serving the funeral services and health care industries. All three subsidiaries have headquarters in Batesville.

Hill-Rom Company is a recognized leader in the worldwide health care community providing sales, rentals, service and support for products including beds, therapy surfaces, stretchers, furniture, communication systems, medical gas management systems and headwall systems.

Batesville Casket Company and Forethought Financial Services both serve the funeral services industry. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes, while Forethought is a leading provider of insurance and trust-based financial products and services for pre-planning funeral services.

Disclosure Regarding Forward-Looking Statements:

Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Hillenbrand’s future plans, objectives, beliefs, expectations, representations and projections. Hillenbrand has tried, wherever possible, to identify these forward-looking statements using words such as “expected” and “will” but their absence does not mean that the statement is not forward-looking. Forward-looking statements include, without limitation, those regarding the accretive impact of the acquisition on Hillenbrand’s earnings and the expansion and strengthening of Hill-Rom’s product and service offerings. It is important to note that actual results could differ materially from those in any such forward-looking statements. They are not guarantees of future performance. Factors that could cause actual results to differ include but are not limited to difficulties in integrating Advanced Respiratory’s business with Hillenbrand’s or unexpected developments adversely affecting, or unanticipated liabilities associated with, Advanced Respiratory’s business. Hillenbrand assumes no obligation to update or revise any forward-looking statements. Readers should also refer to the various disclosures made by Hillenbrand in its periodic reports on Forms 10-K, 10-Q and 8-K filed with the U.S. Securities and Exchange Commission.

Contacts:

Hillenbrand Industries: Investors: Wendy Wilson, Vice President, Investor Relations, 812-934-7670: News Media: Christopher P. Feeney, Director, Public Affairs & Corporate Communications, 812-934-8197: Health Care Trade Media: Kim Tipton, Director, Corporate Communications, Hill-Rom, 812-931-2314.

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